Exhibit 10.21

HIGHER ONE HOLDINGS, INC. SHORT TERM INCENTIVE PLAN

1.	Purpose of the Plan.

This Higher One Holdings, Inc. Short Term Incentive Plan is intended to attract, retain, motivate and reward Participants by providing them with the opportunity to earn incentive compensation under the Plan related to the Company’s performance. Incentive compensation granted under the Plan is intended to be qualified as performance-based compensation within the meaning of Section 162(m).

2.	Definitions.

For purposes of the Plan, the following terms shall be defined as follows:

(a)	“Award” means incentive compensation earned under the Plan pursuant to Section 4.

(b)	“Board of Directors” means the Board of Directors of Higher One Holdings.

(c)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(d)	“Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(e)	“Common Stock” means Higher One Holdings Common Stock, $0.001 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

(f)	“Company” means Higher One Holdings and all of its Subsidiaries, collectively.

(g)	“Date of Grant” means the date the Award is approved by the Committee, or such later date determined by the Committee to be the Date of Grant.

(h)	“Disability” means eligibility for disability benefits under the terms of the Company’s long-term disability plan in effect at the time the Participant becomes disabled; provided, however, that, if payment or settlement of an Award subject to Section 409A is to be accelerated solely as a result of a Participant’s Disability, Disability shall have the meaning set forth in Section 409A.

(i)	“Equity-Based Portion” means any portion of an Award that is paid in, or settled or exercisable for, shares of Common Stock or that is denominated in units that are valued with reference to, or settled in shares of, Common Stock, including, without limitation, stock, restricted stock, stock units, stock appreciation rights or stock options.

(j)	“Equity Plan” means the Higher One Holdings, Inc. 2010 Equity Incentive Plan, or any other plan adopted by the Company and approved by its shareholders pursuant to the terms of which the Equity-Based Portion of an Award may be granted to Participants.

(k)	“Fair Market Value” means, for purposes of the Equity-Based Portion of an Award and with respect to a share of Common Stock, as of the applicable date of determination, (i) the average of the high and low sales prices on the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the immediately preceding business day as reported on the NASDAQ Stock Market or (iii) if not so reported, as furnished by any member of the Financial Industry Regulatory Authority selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported or the Committee otherwise determines a different valuation is appropriate, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion in any manner consistent with Section 409A of the Code.

(l)	“Higher One Holdings” means Higher One Holdings, Inc., and its successors or assigns.

(m)	“Maximum Amount” means the maximum value of an Award for a Performance Period as set forth in Section 4(d).

(n)	“Participant” means each executive officer and key employee of the company whom the Committee designates as a participant under the Plan.

(o)	“Performance Measures” means the performance measures set forth in Section 4(e) of the Plan.

(p)	“Performance Period” means a fiscal year of the Company or such other period as may be designated by the Committee with respect to an Award.

(q)	“Performance Targets” means performance goals and objectives set in respect of Performance Measures for a Performance Period.

(r)	“Plan” means this Higher One Holdings, Inc. Short Term Incentive Plan, as amended from time to time.

(s)	“Section 162(m)” means Section 162(m) of the Code.

(t)	“Section 409A” means Section 409A of the Code.

(u)	“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

(v)	“Value” means with respect to (i) any portion of an Award paid in cash, the dollar value thereof at the time of payment, (ii) any portion of an Award paid in shares of Common Stock or denominated in stock units corresponding to shares of Common Stock, the Fair Market Value on the Date of Grant multiplied by the number of underlying shares or units, as applicable, (iii) any portion of an Award paid in options exercisable for shares of Common Stock, the value of such option as of the Date of Grant determined in accordance with ASC Topic 718 as utilized by the Company for financial accounting purposes, and (iv) with respect to any portion of the Award paid in any other property not described in clause (ii) or (iii) hereof, the market value of such property on the Date of Grant as reasonably determined by the Committee.

3.	Administration.

(a)	Power and Authority of the Committee. The Plan shall be administered by the Committee which shall have full power and authority:

(i)	to designate Participants and Performance Periods;

(ii)	to establish the Performance Measures and Performance Targets for a Performance Period and to determine whether and to what extent such Performance Targets have been achieved;

(iii)	to determine the cash amount, Equity-Based Portion and/or other property payable with respect to an Award;

(iv)	to prescribe, amend and rescind rules and procedures relating to the Plan;

(v)	subject to the provisions of the Plan, to delegate to one or more officers of the Company some or all of its authority under the Plan;

(vi)	to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

(vii)	to make all determinations, and to formulate such procedures, as may be necessary or advisable in the opinion of the Committee for the administration of the Plan.

(b)	Plan Construction and Interpretation. The Committee shall have full power and authority to construe and interpret the Plan.

(c)	Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d)

Liability of Committee. No member of the Committee (or its delegates) shall be liable for any action or determination made in good faith with respect to the Plan or any Award, and the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation or its By-laws, as applicable, in each case as amended and in effect from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers and employees, the Company’s accountants, the Company’s legal counsel or any other person the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon any such advice.

4.	Awards.

(a)	Performance Targets. The Committee may, from time to time, make a determination that a Participant shall be afforded the opportunity to earn incentive compensation under this Plan during a Performance Period. If the Committee decides to offer such opportunity to one or more Participants, then no later than 90 days after the beginning of a Performance Period (or such earlier or later date as may be required by Section 162(m)), the Committee shall (i) designate each Participant for the Performance Period, (ii) select the Performance Measure or Measures to be applicable to the Performance Period for each Participant, (iii) establish specific Performance Targets related to such Performance Measure(s) and the incentive amount which may be earned for the Performance Period by each Participant with sufficient specificity to satisfy the requirements of Section 162(m) (including without limitation through use of a bonus pool and assigned percentages thereof) and (iv) specify the relationship between Performance Targets and the amount of incentive compensation to be earned by each Participant for the Performance Period. The Committee has the discretion to structure Awards in any manner it deems advisable, including, without limitation, (x) specifying that the incentive amount for a Performance Period will be earned if the applicable Performance Target is achieved for one Performance Measure or for any one of a number of Performance Measures, (y) providing that the incentive amount for a Performance Period will be earned only if a Performance Target is achieved for more than one Performance Measure, or (z) providing that the incentive amount to be earned for a given Performance Period will vary based upon different levels of achievement of the applicable Performance Targets.

(b)	Determination of Award. Following the completion of each Performance Period, the Committee shall certify in writing whether and to what extent the applicable Performance Targets have been achieved for such Performance Period and the amount of the Award, if any, earned by Participants for such Performance Period. In determining the amount of the Award earned by a Participant for a given Performance Period, the Committee shall have the right to reduce (but not to increase) the incentive amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(c)	Payment of Awards. Subject to Section 5, Awards shall be paid to the Participant on a date after the end of the Performance Period that is no later than two and one-half months following the end of such Performance Period. Awards may be paid in cash, Common Stock, equity-based awards, any other form of consideration or any combination thereof determined by the Committee. Payment of Awards may be subject to such vesting, forfeiture, transfer or such other restrictions (or any combination thereof) as the Committee shall specify. The Equity-Based Portion of any Award shall be granted under the terms and conditions of an Equity Plan.

(d)	Maximum Amount. Anything in this Plan to the contrary notwithstanding, the maximum aggregate incentive amount that may be earned under the Plan by a Participant for all Performance Periods beginning in any given fiscal year of the Company (i) that are for a period of twelve (12) months or less shall be $2,000,000 and (ii) that are for a period of more than twelve (12) months shall be $4,000,000. For the avoidance of doubt, subject to (i) and (ii) above, the maximum aggregate incentive amount that may be earned under the Plan by a Participant for all Performance Periods beginning in any given fiscal year of the Company is $6,000,000.

(e)

Performance Measures. The Performance Measures from which the Committee shall establish Performance Targets shall relate to the achievement of financial goals based on the attainment of specified levels of one or more of the following performance criteria as the Committee deems appropriate: adjusted net earnings, appreciation in and/or maintenance of the price of Common Stock (including, without limitation, comparisons with various stock market indices), attainment of strategic and operational initiatives, budget, cash flow (including, without limitation, free cash flow), cost of capital, cost reduction, earnings and earnings growth (including, without limitation, earnings per share, earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization), market share, market value added, net income, net sales, number of active OneAccounts, number of institutions under contract with the Company, operating profit and operating income, pretax income before allocation of corporate overhead and bonus, reductions in costs, return on assets and return on net assets, return on equity, return on invested capital, revenue per active OneAccount, revenues, sales and sales growth, successful acquisition/divestiture, or total stockholder return and improvement of stockholder return, in each case as defined by the Committee at the time the Committee determines the terms of the Award in accordance with Section 4(a) with such specificity as required by Section 162(m). The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of a Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

(f)	Adjustments. At the time the Committee determines the terms of the Award in accordance with Section 4(a), the Committee may also specify any exclusion(s) or inclusion(s) for charges related to any event(s) or occurrence(s) which the Committee determines should appropriately be excluded or included, as applicable, for purposes of measuring performance against the applicable Performance Targets, which may include (i) restructurings, reorganizations, discontinued operations, non-core businesses in continuing operations, acquisitions, dispositions, or any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year, (ii) the cumulative effects of tax or accounting changes, each in accordance with generally accepted accounting principles, (iii) foreign exchange gains or losses, (iv) stock-based compensation, (v) amortization of intangible assets, impairments of goodwill and other intangible assets, asset write downs, or non-cash interest expense or (vi) litigation or claim judgments or settlements. Any such inclusion or exclusion shall be prescribed in a form that meets the requirements for deductibility under Section 162(m) . If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established Performance Measures or Performance Targets unsuitable, the Committee may in its discretion modify such Performance Measures or Performance Targets, in whole or in part, as the Committee deems appropriate and equitable; provided that, unless the Committee determines otherwise, no such action shall be taken if and to the extent it would result in the loss of an otherwise available exemption of the Award under Section 162(m).

5.	Termination of Employment.

(a)	Death; Disability. Unless otherwise determined by the Committee, if a Participant’s employment with the Company terminates prior to payment of an Award in accordance with Section 4(c) by reason of the Participant’s death or Disability, the Participant will remain eligible, subject to Section 4 hereof, to receive an Award with respect to such Performance Period. The Award shall be determined and payable in accordance with Section 4 above, except that the amount, if any, shall be prorated to take into account the number of days that the Participant was employed by the Company during the Performance Period.

(b)	Other Terminations. Unless otherwise determined by the Committee, or otherwise required by applicable law, if a Participant’s employment with the Company terminates prior to the payment of an Award for any reason not described in Section 5(a), the Participant’s participation in the Plan for such Performance Period shall terminate forthwith and the Participant shall not be entitled to an Award for such Performance Period.

6.	Deferral.

Subject to applicable laws, including, without limitation, Section 409A, the Committee may (i) require the mandatory deferral of some or all of an Award on terms established by the Committee or (ii) permit a Participant to elect to defer a portion of an Award in accordance with the terms established by the Committee.

7.	Effective Date.

The Plan shall become effective upon its adoption by the Board of Directors subject to its approval by the stockholders of Higher One Holdings.

8.	Amendment and Termination.

Subject to applicable laws, rules and regulations, the Board of Directors or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder as performance-based compensation under Section 162(m).

9.	Miscellaneous.

(a)

Tax Withholding. The Company may require any Participant entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of the Equity-Based Portion of an Award payable in shares of Common Stock, the Company may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to (i) withhold shares of Common Stock that would otherwise be received by such Participant or (ii) repurchase shares of Common Stock that were issued to the Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.

(b)	No Rights to Awards or Employment. This Plan is not a contract between the Company and a Participant. No Participant shall have any claim or right to receive Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees, in accordance with the laws of the applicable jurisdiction, at any time, with or without cause, including, without limitation, any individual who is then a Participant in the Plan.

(c)	Section 409A. If any provision of the Plan contravenes any regulations or guidance promulgated under Section 409A of the Code or could cause any Award to be subject to taxes, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion, modify the Plan to (a) comply with, or avoid being subject to, Section 409A of the Code, (b) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (c) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. The Company is not obligated to modify the Plan and there is no guarantee that any payments will be exempt from interest and penalties under Section 409A of the Code. Moreover, any discretionary authority that the Board of Directors or the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

(d)	Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans and programs, including without limitation any Equity Plan or bonus plan program or arrangement.

(e)	No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(f)	Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payment in cash, Common Stock or other consideration with respect to Awards hereunder.

(g)	Non-Transferability. Except as set forth in Section 9(h) herein, no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant’s interest under the Plan.

(h)	Designation of Beneficiary. A Participant may designate a beneficiary or beneficiaries to receive any payments which may be made following the Participant’s death in accordance with the Company’s policies as in effect from time to time. If a Participant does not designate a beneficiary, or the designated beneficiary or beneficiaries predeceases the Participant, any payments which may be made following the Participant’s death shall be made to the Participant’s estate.

(i)	Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan. In addition, if any provision of this Plan would cause Awards not to constitute “qualified performance-based compensation” under Section 162(m), that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect. Any specific action by the Committee that would be violative of Section 162(m) and the regulations thereunder shall be void.

(j)	Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(k)

Clawback. Notwithstanding anything in this Plan to the contrary, the Board of Directors reserves the right to cancel or adjust the amount of any Award if the financial statements of the Company on which the calculation or determination of the Award was based are subsequently restated due to error or misconduct and, in the judgment of the Board of Directors, the financial statements as so restated would have resulted in a smaller or no Award if such information had been known at the time the Award had originally been calculated or determined. In addition, in the event of such a restatement, the Company may require a Participant, to repay to the Company the amount by which (i) the Award as originally calculated or determined exceeds (ii) the Award as adjusted pursuant to the preceding sentence.

(l)	Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of Delaware.